Exhibit 99.1

Warren Resources Announces Year-end 2014 Reserves

•                  Total Proved reserves increased 111% year-over-year

•                  Natural gas represents 76% of year-end 2014 proved reserves

•                  Total PV-10 of approximately $609 million

NEW YORK, March 3, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (“Warren” or the “Company”) (Nasdaq:WRES) today announced its year-end 2014 estimated proved oil and gas reserves.

Warren’s estimated proved oil and gas reserves totaled 428.1 billion cubic feet of oil equivalent (“Bcfe”) at December 31, 2014, an increase of approximately 111% from the 202.5 Bcfe at year-end 2013.  Total proved reserves for 2014 were 24% crude oil (California) and 76% natural gas (Pennsylvania and Wyoming).  Proved developed producing (“PDP”) and proved developed nonproducing (“PDNP”) reserves were 59% of total proved reserves at year-end 2014, and 41% of total proved reserves were proved undeveloped (“PUD”).

The estimated present value of the Company’s oil and gas reserves at year-end 2014, discounted at 10% per annum and before the impact of income taxes (“PV-10”, a non-GAAP measure)(1) was approximately $609 million, compared to approximately $504 million for year-end 2013.  For commodity prices used in the calculation of the present value of year-end proved reserves, Securities and Exchange Commission (“SEC”) rules require that calculations be based on the average of the closing prices on the first of the month over the preceding twelve months.  For the year-end 2014 reserve evaluation, SEC pricing calculation resulted in an average realized price of $86.71 per barrel of oil and an average realized price of $3.22 per Mcf of natural gas, compared to $97.33 per barrel of oil and $3.43 per Mcf of natural gas in 2013, respectively.

Summary of Changes in Proved Reserves

(in Bcfe)

Balance at 12-31-13	202.5
Additions / extensions	26.4
Revisions	17.2
Production	(22.8)
Purchases	204.8
Balance at 12-31-14	428.1

(1)  Please refer to the section entitled “Information on Reserves and PV-10 Value” at end of this release for the definition and reconciliation to GAAP of PV-10 value, which is a non-GAAP measure.

Crude Oil Reserves

Warren’s oil reserves, essentially all of which are in California, increased 4% to 16.8 million barrels of oil (“MMbo”) as of December 31, 2014, compared to 16.1 MMbo at the prior year-end.  This increase is primarily attributable to positive revisions to previously booked EURs and organic reserve additions resulting from Warren’s development activities in the Wilmington field in 2014.  PDP and PDNP reserves at year-end 2014 were 8.6 MMbo, or 51% of total oil reserves, which compares to 8.5 MMbo in 2013, or 53% of total oil reserves.

The PV-10 value of the Company’s oil reserves at December 31, 2014 was approximately $377 million, compared to $418 million at year-end 2013. The variance was driven by the lower average crude oil prices in 2014.

Natural Gas Reserves

Warren’s proved natural gas reserves, which are primarily comprised of properties in Pennsylvania, Wyoming, New Mexico and Texas, increased 209% to 327.3 Bcf at year-end 2014, compared to 106.0 Bcf at December 31, 2013.  This increase is primarily attributable to the reserves associated with the Marcellus shale properties acquired in August 2014, positive revisions to previously booked EURs and organic reserve additions resulting from Warren’s development activities in the Atlantic Rim area of Wyoming in 2014.  At year-end 2014, PDP and PDNP reserves were 62% of total proved gas reserves, compared to 74% at December 31, 2013.  At year-end 2014, PDP and PDNP reserves were 56% of total proved gas reserves in Pennsylvania and 73% in Wyoming.

The PV-10 value of the Company’s natural gas reserves at December 31, 2014 was approximately $232 million, compared to approximately $86 million at year-end 2013.

Disclosures

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2014 currently planned to be filed with Securities and Exchange Commission on March 11, 2015.

Information on Reserves and PV-10 Value

The PV-10 value represents a non-GAAP measure that differs from the standardized measure of discounted future net cash flows presented in Warren’s Form 10-K, which includes the effect of future income taxes. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. The PV-10 value represents the present value of future cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10% per annum. We use PV-10 value when assessing the potential return on investment related to our oil and gas properties. Although it is a non-GAAP measure, we believe that the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure.

In accordance with SEC requirements, our reserves, PV-10 value and standardized measure at December 31, 2014 and 2013, were determined using average monthly pricing for 2014 and 2013. These prices reflect adjustment by lease for quality, transportation fees and regional price differences.

Warren’s reported reserve estimates do not include any probable or possible reserves. Warren’s estimated proved reserves at December 31, 2014 and 2013 were prepared by the independent reserve engineering firm Netherland, Sewell & Associates, Inc. in accordance with SEC guidelines.

Reconciliation of PV-10 to the Standardized Measure

December 31,
2014
(in 000s)
PV-10 Value	$609,126
Less: future income taxes, discounted at 10%	$(54,059)
Standardized measure of discounted future net cash flows	$555,067

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, and natural gas in the Marcellus Shale in Pennsylvania and Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings

“Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Robert Ferer

212-697-9660